Exhibit 2

IRREVOCABLE PROXY

The undersigned Shareholder of International Aluminum Corporation, a California corporation (the “Company”), hereby irrevocably appoints and constitutes the members of the Board of Directors of IAC Holding Co., a Delaware corporation (“Parent”), and each of them (the “Proxyholders”), the proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned’s rights with respect to the shares of common stock of the Company beneficially owned by the undersigned, which shares are listed below (the “Shares”), and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof and prior to the date this proxy terminates, to vote the Shares for the following limited, and for no other, purposes:

1.             In favor of adoption of the Agreement and Plan of Merger, dated as of January 9, 2007, by and among Parent, IAL Acquisition Co., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”), and the Company, and approval of the transactions contemplated by the Merger Agreement; and

2.             Against (A) any action or agreement (including, without limitation, any amendment of any agreement) that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company under the Merger Agreement, (B) any Acquisition Proposal (as such term is defined in the Merger Agreement) and (C) any agreement (including, without limitation, any amendment of any agreement), amendment of the Company’s charter documents or other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Merger.

The Proxyholders may not exercise this proxy on any other matter.  The undersigned Shareholder may vote the Shares on all such other matters.

The proxies named above are empowered at any time prior to termination of this proxy to exercise all voting rights (including the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of Company shareholders, and in every written consent in lieu of such meeting, or otherwise.

The proxy granted by the Shareholder to the Proxyholders is hereby granted as of the date hereof in connection with the obligations of the Shareholder set forth in the Support Agreement, dated as of January 9, 2007, among Parent, Merger Subsidiary and the Shareholder (the “Support Agreement”), and is irrevocable and coupled with an interest in such obligations and in the interests in the Company to be purchased and sold pursuant to the Merger Agreement.  This proxy will automatically terminate upon the termination of the Support Agreement in accordance with its terms.

Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares, and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof, are hereby revoked and no subsequent proxies will be given until such time as this proxy shall be terminated in accordance with its terms.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.  The undersigned hereby authorizes the Proxyholders to file this proxy and any substitution or revocation of substitution with the Secretary of the Company and with any Inspector of Elections at any meeting of Shareholders of the Company.

This proxy is irrevocable and shall survive the incapacity or death of the undersigned.

Dated: January 9, 2007

/s/ Cornelius C. Vanderstar
Cornelius C. Vanderstar, individually and as Co-trustee of the Vanderstar Family Trust

THE UNDERSIGNED, SPOUSE OF THE SHAREHOLDER, BOTH INDIVIDUALLY AND AS CO-TRUSTEE OF THE VANDERSTAR FAMILY TRUST, HEREBY EXPRESSLY APPROVES AND AGREES TO BE BOUND BY THE PROVISIONS OF THIS PROXY, AND HEREBY AGREES NOT TO DEVISE OR BEQUEATH WHATEVER COMMUNITY PROPERTY INTEREST OR QUASI-COMMUNITY PROPERTY INTEREST THE UNDERSIGNED MAY HAVE IN THE SHARES IN CONTRAVENTION OF THE TERMS OF THIS PROXY.

/s/ Cornelius C. Vanderstar
Cornelius C. Vanderstar, attorney-in- fact to Marguerite D. Vanderstar